UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

NATURE’S SUNSHINE PRODUCTS, INC.
(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 West Executive Parkway, Suite 100, Lehi, Utah 84043
(Address of principal executive offices and zip code)

Registrant’s telephone, including area code: (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2016, Nature’s Sunshine Products, Inc. (the “Company”) issued a press release announcing that Mr. Stephen M. Bunker, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, will retire from the Company at the end of 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company and Mr. Bunker entered into a Separation Agreement on March 4, 2016 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Bunker will continue to serve as the Company’s Executive Vice President, Chief Financial Officer and Treasurer until December 31, 2016, during which time Mr. Bunker will assist in transitioning his responsibilities as Chief Financial Officer to a successor who will be identified by the Company.

The Separation Agreement provides that, upon termination of his employment, Mr. Bunker will receive the severance benefits set forth in Section 5.1 of his Employment Agreement with the Company dated December 21, 2007, as amended December 30, 2008 (collectively, the “Employment Agreement”), which severance benefits include the following:

•	any accrued and unpaid base salary through the date of termination;

•	severance payments in an aggregate amount equal to his base salary as of the date of termination; and

•
payment of the cost for continuation of health insurance coverage under COBRA for him and certain dependent family members for a period of twelve months, and reimbursement of up to $6,000 if such health insurance coverage benefits result in additional tax liability for him.

The Separation Agreement provides that one-half of the aggregate amount of the severance payments will be paid in a lump sum payment on March 15, 2017, and the remainder will be paid in six equal, monthly installments beginning on July 1, 2017. In addition to the severance benefits payable pursuant to the Employment Agreement, the Separation Agreement provides that (i) Mr. Bunker’s unvested options or restricted stock units will continue to vest through March 31, 2017, and he will have ninety days from March 31, 2017, to exercise any vested but unexercised stock options, (ii) the Company will reimburse Mr. Bunker for up to $5,000 of legal fees for the review of the Separation Agreement by his legal counsel, and (iii) Mr. Bunker will remain eligible for payment in 2017 of any discretionary cash bonus awarded for 2016.

The receipt of the severance benefits set forth in the Separation Agreement and the Employment Agreement is contingent upon, among other things, Mr. Bunker signing and delivering, and not subsequently revoking, a customary release agreement in favor of the Company. The Separation Agreement also includes other customary terms, including terms relating to Mr. Bunker’s obligations of confidentiality, non-disparagement and non-competition.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the actual Separation Agreement, a copy of which is filed with the Securities and Exchange Commission (“SEC”) as an exhibit to this Form 8-K. The foregoing description of the Employment Agreement and its subsequent amendment are qualified in their entirety by reference to the actual Employment Agreement, a copy of which is filed with the SEC as an exhibit to the Form 8-K filed by the Company on December 31, 2007, and its amendment, a copy of which is filed with the SEC as an exhibit to the Form 8-K filed by the Company on January 12, 2009.

Item 9.01	Financial Statements and Exhibits.

Item No.	Exhibit
99.1	Press Release issued by the Company dated March 7, 2016.
99.2	Separation Agreement between the Company and Stephen M. Bunker dated March 4, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE'S SUNSHINE PRODUCTS, INC.

Dated: March 8, 2016	By:	/s/ Richard D. Strulson
Richard D. Strulson, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary